EXHIBIT 99.1

Olympic Steel Reports 2009 Fourth Quarter and Annual Financial Results

CLEVELAND, Feb. 24, 2010 (GLOBE NEWSWIRE) -- Olympic Steel, Inc. (Nasdaq:ZEUS), a national steel service center, today announced its financial results for the fourth quarter and year ended December 31, 2009.

Net sales for the fourth quarter of 2009 totaled $138.5 million, a 45.4% decrease from the $253.6 million for the fourth quarter of 2008. Tons sold in the fourth quarter of 2009 decreased 15.1% to 194 thousand from 229 thousand in the fourth quarter of 2008. Fourth quarter 2009 net loss totaled $2.6 million, or $.24 per diluted share, compared to net income of $776 thousand, or $0.07 per diluted share, for last year's fourth quarter.

Net sales for the year ended December 31, 2009 totaled $523.4 million, a 57.4% decrease from $1.23 billion for 2008. Tons sold in 2009 decreased 38.1% to 721 thousand from 1.17 million in 2008. Net loss totaled $61.2 million, or $5.62 per diluted share, for 2009, compared to net income of $67.7 million, or $6.21 per diluted share, for last year. The 2009 results include a pre-tax $81.1 million of lower of cost or market charges to write down the value of inventory as of March 31, 2009 and June 30, 2009.

Commenting on the results, Chairman and Chief Executive Officer Michael D. Siegal stated, "We are pleased with the progress we made in a very challenging 2009. We enter 2010 from a position of strength. We have an exceptionally strong balance sheet, as our core discipline of cash flow and working capital management allowed us to repay all of our bank debt in 2009. Our inventory is once again turning at our preferred rate of five times per year. We avoided any material bad debt losses in 2009, and remain diligent in our credit and collection practices. Our continued focus on operating expenses resulted in a 37% decline in 2009 costs compared to 2008. We are benefitting from large OEM customers awarding business to financially strong, quality suppliers during this economic downturn. Our fourth quarter sales volume increased over third quarter, and we expect this trend to continue in the first quarter of 2010. Sales and margins are expected to improve, as steel prices have continued to increase since late fourth quarter of 2009. We expect to profitably grow our market share in 2010 by serving our customers from a position of strength."

Olympic Steel's Board of Directors approved a regular quarterly cash dividend of $0.02 per share to be paid to shareholders of record as of March 1, 2010, and distributed on March 15, 2010.

A simulcast of Olympic Steel's 2009 fourth quarter earnings conference call may be accessed via the Investor Relations section of the Company's website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 16 facilities. For further information, visit the Company's web site at http://www.olysteel.com.

The Olympic Steel, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3582

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: further deterioration of steel demand and steel pricing; general and global business, economic, financial and political conditions, including the ongoing effects of the global credit crisis; access to capital and global credit markets; competitive factors such as the availability and pricing of steel, industry shipping and inventory levels, and rapid fluctuations in customer demand and steel pricing; the cyclicality and volatility within the steel industry; the ability of customers (especially those that may be highly leveraged, those in the domestic automotive industry and those with inadequate liquidity) to maintain their credit availability; customer, supplier, and competitor consolidation, bankruptcy or insolvency, especially those in the domestic auto industry; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the availability and costs of transportation and logistical services; equipment installation delays or malfunctions; the amounts, successes and ability to continue our capital investments and our business information system projects; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, reduce costs and improve inventory turnover in a declining market while improving customer service; the timing and outcome of inventory lower of cost or market adjustments; the adequacy of our existing information technology and business system software; the successful implementation of our new enterprise-wide information system; the timing and outcome of our joint venture's efforts and ability to liquidate its remaining real estate; our ability to pay regular quarterly cash dividends  and the amounts and timing of any future dividends; and our ability to generate free cash flow through operations, reduce inventory and repay debt within anticipated timeframes. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

OLYMPIC STEEL
SELECTED FINANCIAL INFORMATION
(in thousands, except per share data and ratios)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
SUMMARY RESULTS OF OPERATIONS:	(unaudited)		(audited)

Net sales	$ 138,497	$ 253,634	$ 523,395	$ 1,227,245
Operating income (loss)	(3,944)	2,893	(97,327)	109,246
Income (loss) before income taxes	(4,300)	2,282	(99,544)	108,098
Net income (loss)	$ (2,612)	$ 776	$ (61,228)	$ 67,702
Earnings per share:
Net income (loss) per share - basic	$ (0.24)	$ 0.07	$ (5.62)	$ 6.24
Net income (loss) per share - diluted	$ (0.24)	$ 0.07	$ (5.62)	$ 6.21

	December 31,
	2009	2008
SUMMARY BALANCE SHEET DATA:	(audited)

Accounts receivable, net	$ 51,269	$ 77,737
Inventories, net	111,663	255,300
Net property and equipment	113,560	113,505
Total assets	338,448	474,247
Current liabilities	66,254	95,280
Total debt	--	40,198
Shareholders' equity	259,612	322,958
Shareholders' equity per share	23.85	29.73
Debt-to-equity ratio	n/a	.12 to 1

	Twelve Months Ended December 31,
	2009	2008
OTHER DATA:	(audited)

Capital expenditures	11,862	33,759
Cash dividends per share	$ 0.11	$ 0.18
Special cash dividends per share	$ --	$ 1.00

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.
OLYMPIC STEEL
RESULTS OF OPERATIONS
(in thousands, except per share and tonnage data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2009		2008		2009		2008
	(unaudited)				(audited)
Tons sold
Direct	174,576		202,931		644,752		1,040,586
Toll	19,604		25,848		76,226		124,697
	194,180		228,779		720,978		1,165,283
% change	(15.1%)		(21.5%)		(38.1%)		(6.6%)

Net sales	$ 138,497		$ 253,634		$ 523,395		$ 1,227,245
% change	(45.4%)		7.4%		(57.4%)		19.3%

Costs and expenses
Cost of materials sold (exclusive of items shown below, includes $81,063 of inventory lower of cost or market adjustments in 2009)	111,703	80.7%	214,234	84.5%	502,134	95.9%	930,606	75.8%
Warehouse and processing	10,337	7.5%	14,360	5.7%	39,863	7.6%	64,382	5.2%
Administrative and general	8,773	6.3%	8,717	3.4%	33,956	6.5%	58,592	4.8%
Distribution	4,094	3.0%	5,363	2.1%	15,480	3.0%	28,086	2.3%
Selling	3,143	2.3%	3,618	1.4%	12,114	2.3%	19,602	1.6%
Occupancy	1,297	0.9%	1,700	0.7%	5,500	1.1%	6,998	0.6%
Depreciation	3,094	2.2%	2,749	1.1%	11,675	2.2%	9,733	0.8%
Total costs and expenses	142,441	102.8%	250,741	98.9%	620,722	118.6%	1,117,999	91.1%
Operating income (loss)	(3,944)	(2.8%)	2,893	1.1%	(97,327)	(18.6%)	109,246	8.9%
Interest and other expense on debt	356	0.3%	611	0.2%	2,217	0.4%	1,148	0.1%
Income (loss) before income taxes	(4,300)	(3.1%)	2,282	0.9%	(99,544)	(19.0%)	108,098	8.8%
Income tax provision (benefit)	(1,688)	39.3%	1,506	66.0%	(38,316)	38.5%	40,396	37.4%
Net income (loss)	$ (2,612)		$ 776		$ (61,228)		$ 67,702

Earnings per share:
Net income (loss) per share - basic	$ (0.24)		$ 0.07		$ (5.62)		$ 6.24
Weighted average shares outstanding - basic	10,898		10,871		10,887		10,847
Net income (loss) per share - diluted	$ (0.24)		$ 0.07		$ (5.62)		$ 6.21
Weighted average shares outstanding - diluted	10,898		10,894		10,887		10,895

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.
CONTACT:  Olympic Steel, Inc.
          Richard T. Marabito, Chief Financial Officer
          (216) 292-3800
          Fax: (216) 292-3974